EXHIBIT 21
Subsidiaries of CheckFree Corporation

Name	Jurisdiction of Organization
CheckFree Services Corporation	Delaware
Accurate Software Inc.	Georgia
American Payment Holdco, Inc.	Delaware
Bastogne, Inc.	Nevada
Carreker (SAS)	France
Carreker Canada Inc.	Canada
Carreker Check Solutions LLC	Delaware
Carreker Corporation	Delaware
Carreker Holdings Australia Pty Ltd.	Australia
Carreker Ltd.	United Kingdom
CDT Realty Corp.	Connecticut
CEE Associates, L.P.	Connecticut
CheckFree E-Commerce Solutions Ltd.	United Kingdom
CheckFree Investment Corporation	Nevada
CheckFree i-Solutions Corp.	Ontario
CheckFree i-Solutions, Inc.	Delaware
CheckFree PhonePay Services, Inc.
(d/b/a CheckFree Pay-by-Phone)	New York
CheckFree Software & Services UK Limited	United Kingdom
CheckFree Solutions (Australia) PTY Ltd.	Australia
CheckFree Solutions Limited	United Kingdom
CheckFree Solutions S.A.	Luxembourg
CheckFreePay Corporation of California	California
CheckFreePay Corporation of New York	Delaware
CheckFreePay Corporation	Connecticut
Colonial Technologies Corp.	Delaware
Corillian Community Banking Solutions, LLC	Oregon
Corillian Corporation	Oregon
Corillian International, Ltd.	United Kingdom
Corillian South Asia Sdn Bhd	Malaysia
District Corporation	Connecticut
Genisys Operation, Inc.	Texas
Heliograph Inc.	Delaware
Heliograph Ltd.	United Kingdom
Pickett Corporation	Connecticut
Upstream Securities, LLC	Delaware